Exhibit 99.1

Oncothyreon Announces Exclusive License Agreement with Array

BioPharma for ONT-380

SEATTLE, WASHINGTON, December 12, 2014 - Oncothyreon Inc. (NASDAQ: ONTY) today announced that Array BioPharma Inc. (NASDAQ: ARRY) has granted Oncothyreon an exclusive license to develop, manufacture and commercialize ONT-380 (ARRY-380), an orally active, reversible and selective small molecule HER2 inhibitor. The license agreement replaces the prior Development and Collaboration Agreement under which Oncothyreon and Array were jointly developing ONT-380.

As part of the agreement, Oncothyreon will pay Array $20 million as an upfront fee. In addition, Oncothyreon will pay Array a significant portion of any payments received from sublicensing ONT-380 rights. If Oncothyreon is acquired within three years of the effective date of the current agreement, Array will be eligible for up to $280 million in commercial milestone payments. Array is also entitled to receive up to a double-digit royalty based on net sales of ONT-380.

“We are encouraged by the positive preliminary evidence of efficacy and tolerability seen in patients with advanced metastatic breast cancer in our ongoing Phase 1b trials of ONT-380, as will be reported today at the San Antonio Breast Cancer Symposium,” said Robert L. Kirkman, M.D., President and Chief Executive Officer of Oncothyreon. “We are pleased, therefore, to obtain the exclusive rights to develop and commercialize ONT-380.”

About ONT-380

ONT-380 is an orally active, reversible and selective HER2 inhibitor invented at Array. In multiple preclinical tumor models, ONT-380 was well tolerated and demonstrated significant dose-related tumor growth inhibition that was superior to Herceptin® (trastuzumab) and Tykerb® (lapatinib). Additionally, in these models, ONT-380 demonstrated synergistic or additive tumor growth inhibition when dosed in combination with the standard-of-care therapeutics Herceptin or Taxotere® (docetaxel). ONT-380 has also demonstrated superior activity, based on overall survival, compared to Tykerb® and to the investigational drug, neratinib, in an intracranial HER2 positive breast cancer xenograft model.

A Phase 1 trial of ONT-380, with both dose-escalation and expansion components, has been completed in 50 patients, 43 of whom had HER2 positive metastatic breast cancer. All HER2 positive breast cancer patients had progressed on a Herceptin-containing regimen. In addition, over 80% had been treated with Tykerb, with many having progressed on therapy. In this study, ONT-380 demonstrated an acceptable safety profile; treatment-related adverse events were primarily Grade 1. Because ONT-380 is selective for HER2 and does not inhibit EGFR, there was a low incidence and severity of treatment-related diarrhea, rash and fatigue. Additionally, there were no treatment-related cardiac events or Grade 4 treatment-related adverse events reported. Twenty-two HER2 positive breast cancer patients with measurable disease were treated with ONT-380 at doses greater than or equal to 600 mg BID. In this heavily pretreated patient population, there was a clinical benefit rate (partial response [n = 3] plus stable disease for at least 6 months [n = 3]) of 27%.

Oncothyreon is currently conducting two Phase 1b trials of ONT-380 in combination with other agents. The first trial (ClinicalTrials.gov Identifier NCT02025192) is a parallel dose-escalation study of ONT-380 in combination with Xeloda® (capecitabine) and/or Herceptin® (trastuzumab) in patients who have been previously treated with Herceptin and Kadcyla® (ado-trastuzumab emtansine or TDM-1) for metastatic breast cancer. The second trial (ClinicalTrials.gov Identifier NCT01983501) is a dose-escalation study of ONT-380 in combination with Kadcyla in patients who have been previously treated with Herceptin and a taxane for metastatic breast cancer. Preliminary data from both trials will be presented today at the San Antonio Breast Cancer Symposium and are summarized in an accompanying press release.

About Oncothyreon

Oncothyreon is a clinical-stage biopharmaceutical company specializing in the development of innovative therapeutic products for the treatment of cancer. Our goal is to discover, develop and commercialize novel compounds that have the potential to improve the lives and outcomes of cancer patients. Our current clinical-stage product candidates include ONT-380, an orally active and selective small molecule HER2 inhibitor, and ONT-10, a therapeutic vaccine targeting MUC1. We are developing preclinical product candidates in oncology, and potentially certain rare diseases, using our recently acquired protocell technology. For more information, visit www.oncothyreon.com.

Oncothyreon Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding clinical development activities.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including those predicting the timing, duration and results of clinical trials, the timing and results of regulatory reviews, the safety and efficacy of our product candidates, and the indications for which our product candidates might be developed. There can be no guarantee that the results of preclinical studies or clinical trials will be predictive of either safety or efficacy in future clinical trials. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Oncothyreon Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com